CONSENT OF AUTHOR
David J. Copeland
4365 West Third Avenue
VANCOUVER, BRITISH COLUMBIA V6R 1M6
Ph: 604-222-3162
davidcopeland@hdgold.com

US Securities and Exchange Commission

I, David J. Copeland, P.Eng., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information provided to the Company by CEC Engineering Ltd. in the written disclosure in the Form 20F of Continental Minerals Corporation.

I do hereby consent to the filing with the regulatory authorities.

Dated this 26th day of June, 2009.

/s/ D. J. Copeland
David J. Copeland, P.Eng.
CEC Engineering Ltd.